Exhibit 23.6

December 01, 2005

Mr. Nechemia Kaufman, CFO B.O.S Better Online Solutions Ltd. Teradyon, Misgav Israel

Dear Mr. Kaufman:

Re: Consent letter

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 and related prospectus of BOS Better Online Solutions Ltd. for the registration of up to 2,638,060 ordinary shares.

/s/ Variance Economic Consulting Ltd. —————————————— Variance Economic Consulting Ltd.